UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  September 25, 2017

RESONANT INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36467	45-4320930
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

110 Castilian Drive, Suite 100
Goleta, California	93117
(Address of Principal Executive Offices)	(Zip Code)

(805) 308-9803

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01                                           Entry Into a Material Definitive Agreement.

The disclosure under Item 3.02 is incorporated herein by reference to the extent required.

Item 3.02                                           Unregistered Sales of Equity Securities.

On September 25, 2017, Resonant Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with 156 purchasers identified on the schedule of buyers attached thereto (the “Investors”), which provides for the sale by the Company of an aggregate of 1,984,300 units (each, a “Unit” and collectively, the “Units”) at a price of $4.70 per Unit (the “Offering”). Each Unit consists of one share of common stock of the Company, par value $0.001 per share (the “Common Stock”), and one warrant to purchase one share of Common Stock at an exercise price of $4.85 for a period commencing 6 months and ending 36 months after the Initial Closing Date (as defined below) (the “Investor Warrants”). The aggregate gross proceeds from the Offering is expected to be approximately $9.3 million.

The initial closing of the Offering for 1,745,581 units occurred on September 28, 2017 (the “Initial Closing Date”).  After payment of placement agent cash fees and certain expenses of the Offering, the Company received net proceeds of approximately $7.7 million.

Pursuant to the Purchase Agreement, the Company has agreed to indemnify the Investors for liabilities arising out of or relating to (i) any breach of any of the representations, warranties, covenants or agreements made by the Company or its subsidiary in the Purchase Agreement or related documents or (ii) any action instituted against an Investor with respect to the Offering, subject to certain exceptions. The Purchase Agreement also contains customary representations and warranties and covenants of the Company and was subject to customary closing conditions.

In addition, on the Initial Closing Date the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with the Investors, dated September 28, 2017, pursuant to which the Company agreed to register for resale by the Investors the shares of Common Stock, and the shares of Common Stock issuable upon exercise of the Investor Warrants, purchased by the Investors pursuant to the Purchase Agreement. The Company has committed to file the registration statement no later than October 28, 2017 and to cause the registration statement to become effective no later than January 26, 2017. The Registration Rights Agreement provides for liquidated damages upon the occurrence of certain events, including the Company’s failure to file the registration statement or cause it to become effective by the deadlines set forth above. The amount of liquidated damages payable to an Investor would be 1.0% of the aggregate amount invested by such Investor for each 30-day period, or pro rata portion thereof, during which the default continues.

National Securities Corporation, a wholly owned subsidiary of National Holdings, Inc., acted as placement agent (the “Placement Agent”) in the Offering.  The Liquid Venture Partners group at National Securities Corporation was responsible for sourcing and executing the transaction. H.C. Wainwright & Co. and Drexel Hamilton provided advice to the Company about its financing strategies. At the initial closing of the Offering the Placement Agent received an aggregate cash fee of $492,254, or 6.0% of the gross proceeds raised at the initial closing of the Offering, reimbursement of transaction expenses, and warrants to purchase an aggregate of 87,279 shares of Common Stock at an exercise price equal to $4.85 (the “Placement Agent Warrant”).  The Placement Agent Warrant is exercisable for a period commencing 6 months and ending 36 months after the Initial Closing Date.

The Units were offered and sold exclusively to accredited investors, and the Placement Agent Warrant was offered and sold to the Placement Agent, in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), as a transaction not involving a public offering, pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.  The Investors and the Placement Agent represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates, Investor Warrants and Placement Agent Warrant issued in the transaction. The offer and sale of the securities were made without any general solicitation or advertising.

The foregoing summaries of the Purchase Agreement, the Registration Rights Agreement, the Investor Warrants and the Placement Agent Warrant are qualified in their entirety by reference to the full text of the agreements, which are attached as Exhibits 10.1, 10.2, 10.3 and 10.4 hereto and are incorporated herein.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits

The following exhibits are filed as part of this Current Report on Form 8-K:

Exhibit
Number	Description

10.1	Securities Purchase Agreement, dated September 25, 2017, between the Registrant and the investors listed on the schedule of buyers attached thereto.

10.2	Registration Rights Agreement, dated September 28, 2017.

10.3	Form of Warrant issued to investors, dated September 28, 2017.

10.4	Placement Agent Warrant, dated September 28, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 29, 2017	Resonant Inc.

	By:	/s/ Jeff Killian
Jeff Killian
Chief Financial Officer